NSAR ITEM 77O
VK High Income Trust
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1          France Telecom    SSB       570,000       0.02         3/07/01
    2         Radio One Inc.  Bank of America  285,000   0.10         5/04/01



Underwriters for #1
Salomon Smith Barney
Goldman Sachs & Co.
Morgan Stanley Dean Witter & Co.
UBS Warburg



Underwriters for #2
Banc of America Securities LLC
Credit Suisse First Boston Corp.
Blaylock & Partners
Deutsche Banc Alex. Brown Inc.
First Union Securities
Morgan Stanley
TD Securities